Transcript of
Daegis, Inc.
Corporate Update Call
June 3, 2015

Participants

Tim Bacci – Chief Executive Officer

Presentation

Operator
Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the Daegis, Inc. Corporate Update conference call. During today’s presentation, all parties will be in a listen-only mode. Leading today’s call is Daegis’ CEO, Tim Bacci.

The company’s press release was issued at 4:00 p.m. Eastern Time today and is available in the press release section of the company’s website at daegis.com. A recording of today’s call will be available for replay on the Investor Relations section of the company’s website.

Before we begin the presentation, Daegis would like to remind you that the comments made on today’s call may include projections or other forward-looking statements regarding the future operations, opportunities or financial performance of the company within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risk and uncertainties, and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on Form 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could materially affect results.

The forward-looking statements made during today’s conference call are based on the information available as of today, June 3, 2015, and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date. As a reminder, today’s call is being recorded.

I would now like to introduce Daegis’ CEO, Tim Bacci. Please go ahead, sir.

Tim Bacci – Chief Executive Officer
Thank you, operator. Good afternoon and thanks for joining us. We have several initiatives underway and thought it would be appropriate to take the time to update investors with a call today.

First, as spoken to in our press release issued earlier today, we’re taking the necessary steps to align and optimize the size of our business based upon our current revenue structure in our software and channel strategies. You may recall from our fiscal Q3 conference call in February that I spoke to the challenges we were experiencing at both the technology and service provider. In an eDiscovery market, it’s fragmented from a competitive perspective and also bifurcated along the lines of software and services.

At the same time, we began to see a market opportunity for a more holistic information governance solution that addressed all data and compliance needs across the enterprise versus a solution solely related to eDiscovery. In response to this reality, we commenced the process of de-emphasizing our eDiscovery services as a standalone, pure play offering, which we define as pursuing matter to matter business at the law firm level to focus on our core offerings as an enterprise software company.

We’ll continue to integrate our eDiscovery technology into our broader information governance platform centered around our archive. However, as stated in today’s press release, we’ll be moving away from the labor intensive eDiscovery services component of the business. This will result in a reduction in headcount of approximately 25 employees or 17% of the workforce. The anticipated savings from this reduction will be $1.6 million in fiscal 2016, and $1.8 million to $2.0 million on an annual basis.

Second, we are in the process of working to refinance our remaining debt. This is a critical step in the reshaping of our business going forward. In early May, we made an elective principal payment of $1.5 million. As a result, our total debt today is just above $10 million, which is a far cry from where we were just a few years ago.

Third, and as discussed previously, we submitted our application to NASDAQ for an extension to cure our listing requirement deficiencies. Susan and I presented our plan to a panel at the NASDAQ offices last week; a final ruling is forthcoming, and we expect to hear something shortly.

Finally, to demonstrate the new initiatives centered around our global sales strategy are beginning to make progress, we’re pre-announcing our estimated revenue for fiscal Q4. Though not final, pending completion of the end of year audit, we’re anticipating revenue of approximately $6.1 million, which is an increase of 7% over our Q3 revenue of $5.7 million. We’re encouraged to see revenue move in the right direction and it should also be noted that this is without the benefit of any revenue from the large eDiscovery customer referenced in previous calls.

So, to summarize, we have a lot going on. I continue to believe that the changes in our strategy initiated last fall were the right ones, but as discussed, they’ll take some time to unfold. The information governance market is in its infancy but growing at double-digit compounded annual growth rates. We find ourselves very well-positioned as a technology provider.

We have recently announced some significant strategic partnerships, and there are others at various stages in the negotiation and certification process. We’ll have some additional press releases in the coming months as these come to fruition.

The company has a strong history as an enterprise software provider, and we plan to leverage that going forward. We’ve released new versions across all of our product lines and continue to advance each according to a defined product road map.

Our sales force has been trained and is now equipped to sell our full suite of products both domestically and internationally.

The changes to the eDiscovery services offering, coupled with the debt refinancing work underway, has led us to push our year-end financial results reporting to the latter part of July. This is later than usual for us, but within the allowable 90-day window for year-end reporting.

So, thank you for joining us for the call today. We look forward to speaking with you again and answering any questions you may during our upcoming year-end earnings call.